EXHIBIT 10.10


        Option Agreement, dated April 9, 1996, relating to the purchase of East West Herbs Limited, Re: Robert E. Miller and Others (defined therein) and Registrant and East West Herbs Limited





                 DATED   April 9, 1996









                         R E MILLER and others

                                 -and-

                            PARACELSIAN INC

                                 -and-

                        EAST WEST HERBS LIMITED





                   O P T I O N     A G R E E M E N T

            relating to purchase of East West Herbs Limited
















                               Linnells
                           Greyfriars Court
                            Paradise Square
                            Oxford OX1 1BB
                          (Ref:COMP.sharesal)

                 THIS AGREEMENT is made the 9th  day of April, 1996



BETWEEN:-

(1)  "The Vendors"                      THE SEVERAL PERSONS whose names and
                                        addresses are set out in Schedule 1

(2)  "The Purchaser"                    PARACELSIAN INCORPORATED (a company
                                        incorporated under the laws of
                                        Delaware) whose principal office is
                                        at 222 Langmuir Laboratories Cornell
                                        Technology Park Ithaca New York
                                        14850 USA

(3)  "The Company"                      EAST WEST HERBS LIMITED (company
                                        registration number 2241037) whose
                                        registered office is at Langston
                                        Priory Mews Kingham Oxfordshire OX7
                                        6UP
WHEREAS

A. The Company is a private company with limited liability of which short particulars are contained in Part I of Schedule 2
B. The Vendors wish to grant to the Purchaser an option to purchase all the Shares of the Company on the terms and conditions hereinafter mentioned

NOW IT IS HEREBY AGREED as follows:-

1.  INTERPRETATION

In this Agreement and in the Schedules unless the context otherwise requires the following words and expressions shall bear the following meanings:-
1.1  "the Accounts"                the audited balance sheet as at the
                                   Accounts Date and the audited profit
                                   and loss account for the period
                                   ended on the Accounts Date of  each
                                   Group Company including in the case
                                   of the Company the audited
                                   consolidated balance sheet as at
                                   that date and the notes and
                                   Auditors' and Directors' Reports in
                                   relation thereto
1.2  "the Accounts Date"           the 31st day of March 1995
1.3  "the Business Plan"           means a memorandum prepared by or on
                                   behalf of the Company a copy of
                                   which is annexed  to the Disclosure
                                   Letter at Section 2 of the Agreed
                                   Bundle (as such expression is
                                   defined in the Disclosure Letter
1.4  "the Management Accounts"     means the balance sheet of the
                                   Company made up as at 29th February
                                   1996  and the trading and profit and
                                   loss account of the Company for the
                                   period of 11 months ended on that
                                   date
1.5  "the Auditors"                Messrs Leigh Carr of 27 Blandford
                                   Street London W1H 4EN
1.6  "CA 1985"                     the Companies Act 1985
1.7  "Completion"                  the completion of the sale and
                                   purchase of the Shares
1.8  "Condition"                   the condition precedent to
                                   Completion set out in Clause 5
1.9  "Consideration Shares"        the shares to be issued to the
                                   Vendors on Completion pursuant to
                                   Clause 4.2.2
1.10 "the Directors"               the  persons listed as such in Part
                                   I of Schedule 2
1.11 "Disclosure Letter"           the letter of even date herewith
                                   from the Vendors to the Purchaser
                                   (or their respective Solicitors) in
                                   the agreed terms
1.12 "the Gains Tax Act"           the Taxation of Chargeable Gains Tax
                                   Act 1992
1.13 "Group Company"  or
     "Group Companies"             means in relation to the Company,
                                   the Company and its Subsidiary or
                                   Subsidiaries for the time being (if
                                   any) and, in relation to the
                                   Purchaser, the Purchaser and its
                                   subsidiaries or holding company (as
                                   such terms are defined in section
                                   736 of  CA 1985) or another
                                   subsidiary of such holding company
1.14 "Indemnities"                 the indemnities given by the Vendors
                                   to the urchaser pursuant to Clause
                                   7.1.1 in respect of the liabilities
                                   costs claims and expenses referred
                                   to in Schedule 3
1.15 "Issue Price"                 means the value ascribed to each of
                                   the Consideration Shares pursuant to
                                   Clause 4.2.2
1.16 "Mr Miller"                   Robert Eric Miller of Old Clock
                                   Cottage, Swerford, Oxon, OX7 4BQ
1.17 "Notice"                      means notice exercising the Option
                                   served pursuant to Clause 2.3
                                   hereof
1.18 "Option"                      means the right granted pursuant to
                                   Clause
1.19 "Option Period"               means  the period of twelve months
                                   commencing on the  date hereof and
                                   ending at 17.00 on the day which is
                                   the first anniversary of the date
                                   hereof
1.20 "Price"                       the consideration for the Shares to
                                   be sold pursuant to this Agreement
1.21 "the Properties"              the  properties described in
                                   Schedule 5
1.22 "the Purchaser's Solicitors"  Messrs Linnells of Greyfriars Court
                                   Paradise Square Oxford OX1 1BB
1.23 "the Vendors' Solicitors"     Messrs Cole and Cole of Buxton Court
                                   3 West Way Oxford OX2 OSZ
1.24 "Service Agreement"           the Service Agreement between  Mr
                                   Miller and the Company in the agreed
                                   terms
1.25 "the Shares"                  all of the issued Ordinary Shares of
                                   pounds sterling 1 each in the capital of the
                                   Company comprising at the date of
                                   this Agreement 150,000 Ordinary
                                   Shares of pounds sterling 1 each in the
                                   capital of the Company of which 74,100 are
                                   fully paid and 75,900 are nil paid
                                   and all of which are beneficially
                                   owned by and registered in the names
                                   of the Vendors together with any
                                   further shares stock or other
                                   securities in the  Company or in any
                                   other company which are derived from
                                   such Shares or which are distributed
                                   by the Company in respect of such
                                   Shares and any shares stock and
                                   other securities for the time being
                                   representing the same by reason of
                                   any alteration in the share capital
                                   of  the Company or any amalgamation
                                   reorganisation or reconstruction of
                                   the Company
1.26 "Subsidiary" or
      Subsidiaries"                a subsidiary or subsidiaries of the
                                   Company as defined in Section 736 of
                                   CA 1985 and East West Herbs Pty
                                   Limited brief particulars of which
                                   are given in Part II of Schedule 2"
1.27 "Taxation"                    all taxes howsoever called and
                                   includes (without limitation)
                                   corporation tax, income tax, surtax,
                                   supertax, special charge, special
                                   contribution, profit tax, excess
                                   profits tax, excess profits duty,
                                   capital gains tax, betterment levy,
                                   development gains tax, land tax,
                                   development land tax, value added
                                   tax, purchase tax, customs and other
                                   import duties, capital duty, stamp
                                   duty, stamp duty reserve tax, estate
                                   duty, capital transfer tax, inheritance tax,
                                   petroleum revenue tax, licence royalties,
                                   national insurance contributions, social
                                   security contributions, selective
                                   employment tax, general uniform
                                   business and water   rates  and
                                   any payment whatsoever which the
                                   Company may be or become bound to
                                   make to any person (whether in
                                   respect of the liability  of the
                                   Company or of any other person) as a
                                   result of the operation of any
                                   enactment in relating to taxation
                                   and all penalties, charges and
                                   interest relating to any claim or
                                   assessment for taxation levied,
                                   assessed or imposed by governmental
                                   (whether central or local)
                                   authorities and other agencies or
                                   bodies having lawful authority in
                                   whatever country so to do
1.28 "Taxes Act 1988"              Income and Corporation Taxes Act 1988
1.29 "the Warranties"              the warranties undertakings and
                                   representations contained in
                                   Schedule 4
1.30  "the Warrantors"             Mr Miller Albert S Humphrey Alice
                                   Elizabeth Lyon and William Ahern
1.31 References to statutory provisions shall be construed as references to any statutory modification or re-enactment thereof
     (whether before on or after the date hereof) for the time being in force and to any former statutory provision replaced (with or without modification) by the provision referred to and shall include all statutory instruments or orders from time to time made pursuant thereto
1.32 References to persons shall include references to unincorporated associations to the singular shall include references to the plural and to the masculine shall include references to the feminine and vice versa
1.33 Agreements undertakings or covenants given by two or more persons together shall be deemed to be given by such persons jointly and severally, save as otherwise stated
1.34 References to a document being "in the agreed terms" means in the form of a draft agreed between the parties hereto and signed for the purposes of identification by their respective Solicitors and a list of documents "in the agreed terms" is set out in Schedule 8
1.35 References to Clauses and Schedules are to Clauses of and Schedules to this Agreement
1.36 The headings in this Agreement and the use of underlining are included for convenience only and shall not affect the interpretation or construction of this Agreement
1.37 Words and expressions defined in CA 1985 bear the same meaning in this Agreement
1.38 The expressions "the Vendors" and "the Warrantors" includes the personal representatives of any of the Vendors or any of the Warrantors respectively
1.39 Where  the context admits "the Company" includes each Group
     Company so that this Agreement shall apply to each Group Company as if it were the Company and without prejudice to the generality of the foregoing the Warranties shall apply to and shall be given in respect of each of the Subsidiaries

2.  OPTION

2.1  In  consideration of the sum of Twenty Thousand US dollars
     ($20,000) paid by the Purchaser to the Vendors (the receipt of which the Vendors hereby acknowledge) the Vendors hereby grant to the Purchaser the right exercisable at any time during the Option
     Period to purchase the Shares in consideration of the Price upon the terms and subject to the conditions of this Agreement
2.2  The  Option shall be exercisable only in respect of all the Shares
2.3  The Option shall be exercisable at any time during the Option
     Period by a Notice in writing served upon the Vendors and if un-exercised at the end of the Option Period the Option shall lapse
2.4 If the Option is exercised as herein provided the sum referred to in Clause 2.1 hereof shall be deemed to have been paid on account of the Price
2.5 The sum referred to in Clause 2.1 shall be paid to the Vendors absolutely and shall be refundable to the Purchaser only in accordance with the provisions of Clause 7.7
2.6 If any offer is made by the Company or by any third party to all or any of the Vendors prior to the exercise or expiry of the Option to purchase any or all of the Shares the Purchaser shall be entitled to exercise the Option at any time up to the last business day before the expiration of the offer and the Vendors shall immediately upon the offer being made give written notice to the Purchaser of the offer
2.7  Time shall be of the essence for the purposes of this Clause

3.  SALES OF SHARES

3.1 If the Option is duly exercised each of the Vendors shall with full title guarantee sell and the Purchaser shall purchase free from all liens charges rights of pre-emption encumbrances and equities and together with all dividends interest bonuses distributions or other rights attaching thereto the number of Shares in the capital of the Company set opposite his name in
     Schedule 1
3.2 The Purchaser shall not be obliged to complete the purchase of any of the Shares unless the purchase of all the Shares is completed simultaneously
3.3 Before Completion the Vendors shall exercise their powers as directors and/or shareholders of the Company so far as they are able to procure that East West Herbs Pty Limited (registered in Australia) shall become a wholly owned subsidiary of the Company

4.  CONSIDERATION

4.1 The Price for the sale of the Shares shall be the sum of Three Million One Hundred and Eighty Thousand US dollars ($3,180,000) payable to the Vendors in the amounts set out opposite their respective names in Schedule 1 hereto
4.2  The Price shall be satisfied by:-
     4.2.1 the payment by the Purchaser to the Vendors on Completion of the sum of Seven Hundred and Eighty Thousand US dollars ($780,000) in cash and
     4.2.2 the issue to the Vendors by the Purchaser on Completion of the Consideration Shares, being that number of fully paid shares of $0.01 each in the Common Stock of the Purchaser rounded to the nearest whole number as shall have the value on Completion of Two Million Four Hundred Thousand US dollars ($2,400,000) on the basis that the the Issue Price shall be $2.75 or if greater the average of the bid and asked closing price of such Common Stock as reported on the NASDAQ small cap market arithmetically averaged over each of the 15 trading days prior to Completion
4.3 Each of the Vendors acknowledges and represents to the Purchaser that he or she:-
     4.3.1 is acquiring the Consideration Shares for such Vendor's own account with the intention of holding the Consideration Shares for investment with no present intention of allowing others to participate in such investment or of reselling such Consideration Shares;
     4.3.2 shall not make any sale transfer or other disposition of the Consideration Shares without registration under the United States of America Securities Act of 1933 as amended ("the 1933 Act") and applicable state securities laws unless an exemption from registration is available under those laws;
     4.3.3 understands that none of the Consideration Shares has been registered under the 1933 Act or any state securities laws in reliance on exemptions therefrom and that the Consideration Shares cannot be resold or otherwise disposed of unless they are subsequently registered under the 1933 Act and applicable state securities laws or an exemption from registration is available
     4.3.4 The certificate(s) representing the Consideration Shares will bear the following legend until either (i) such securities have been registered under the 1933 Act and effectively disposed of in accordance with such registration statement or (ii) in the opinion of counsel reasonably satisfactory to the Purchaser such Consideration Shares may be sold without registration under the 1933 Act:-
                 "The Securities represented by this Certificate have not been registered under the Securities Act of 1933 as amended ("the Act") or applicable state securities laws and may not be offered sold transferred pledged hypotheticated or otherwise disposed of except pursuant to an effective registration statement under the Act or in a transaction which, in the opinion of Counsel to the holder hereof in form and substance satisfactory to Counsel to the Corporation, is exempt from registration under the Act and any applicable state security laws"

4.4 The Purchaser warrants that the Consideration Shares when issued will be duly authorised validly issued fully paid and non-assessable and that all corporate action necessary for the issuance of the Consideration Shares will have been duly and properly taken and that no consents or waivers (including the consent of the shareholders of the Purchaser) are required in connection with the issuance of the Consideration Shares

5.   CONDITION

The sale and purchase of the Shares is conditional upon:-
5.1  the  Purchaser exercising the Option
5.2 the Purchaser delivering to the Vendors on or before Completion a Registration Rights Agreement in the agreed terms duly executed by the Purchaser

6.       RESTRICTIONS

The Vendors shall procure that until the exercise or expiry of the Option the Company shall not without the Purchaser's consent:-
6.1 issue cancel sub-divide reclassify purchase redeem grant any option over or register the transfer of any share made other than in accordance with Clause 7.4.1 in or increase or reduce the capital or capitalise any amount standing to the credit of the Company
6.2  declare any dividend bonus or distributions
6.3 cause or permit any alteration to the Articles of Association of the Company or any regulations or resolutions inconsistent with them to be adopted
6.4  make any substantial change in the nature of its business
6.5  pass any resolution for the voluntary winding up of the Company
6.6 enter into any transaction that is not in the normal and ordinary course of conducting its business or enter into any transaction which is not at arms length or on arms length terms
6.7 cease to trade or change the nature or character of the business or transfer its business or undertaking or any part thereof to any other person
6.8  change its auditor
6.9  charge its undertaking and assets or any part thereof
6.10 borrow any money or undertake any obligation except in the usual and ordinary course of the business of the Company and except for further bank borrowing of up to pounds sterling 300,000
6.11 appoint any person to hold the office of director of the Company other than a person retiring by rotation or other than to fill a vacancy
6.12 pay any remuneration or bonus to the Directors or the Vendors except in the usual and ordinary course of the business of the Company

7.   WARRANTIES

7.1 Subject to the exceptions limitations provisions and restrictions in this Clause the Warrantors:-
     7.1.1 covenant with the Purchaser to indemnify and keep indemnified the Purchaser and its successors and assigns free from all liability in respect of the liabilities claims costs and expenses referred to but subject as mentioned in Schedule 3 and
     7.1.2 save as fairly and accurately disclosed in the Disclosure Letter undertake with and warrant and represent to and for the benefit of the Purchaser that the Warranties in
             Schedule 4 are true and accurate in all respects at the date of this Agreement
7.2 The benefit of the Warranties may not be assigned by the Purchaser except after Completion to a Group Company provided that on any such assignee ceasing to be a Group Company the Purchaser shall procure that the benefit of the Warranties is assigned to the Purchaser or another Group Company
7.3 The Purchaser is entering this Agreement and will exercise the Option in reliance upon each of the Warranties which the Warrantors acknowledge (but on no other representations or warranties made by the Warrantors or on their behalf to the Purchaser)
7.4 Each of the Vendors hereby undertakes represents and warrants to the Purchaser that:-
     7.4.1 he shall not prior to the exercise or expiry (whichever is the sooner) of the Option transfer dispose of charge pledge or encumber in any way his interest in any of the Shares except by a transfer of the entire legal and beneficial interest therein in which case the Vendor in question will procure that before any person (other than an existing shareholder) is registered as a holder of any share in the company such person shall enter into a Deed of Adherence in the agreed terms and the Shares shall upon Completion be sold free of any liens charges or encumbrances

     7.4.2 he will procure that he shall not, and shall exercise his votes as a member and/or director of the Company to procure so far as he is able that the Company shall not before Completion knowingly do any act or make any omission which would constitute a breach of any of the Warranties if the same were repeated at Completion
     7.4.3 he will forthwith notify the Purchaser in writing of any matter or thing which may arise after the date hereof and prior to Completion which is to his knowledge (or would after the lapse of time become) a breach of the Warranties
7.5 Each of the Warrantors hereby undertakes represents and warrants to the Purchaser that in relation to any of the Warranties which are qualified by the expression "so far as the Warrantors are aware" or which refer to the knowledge information or belief of the Warrantors that he has made all reasonable enquiries into the subject matter of that Warranty
7.6 If there shall be any material breach of the Warranties before Completion other than a breach fairly and accurately disclosed in the Disclosure Letter or if there is any material breach or non-fulfilment before Completion of any of the provisions on the part of the Vendors contained in this Agreement which (being capable of remedy) is not remedied prior to Completion then (in addition and without prejudice whatever to any other rights or remedies available to the Purchaser in respect thereof) the Purchaser shall be at liberty without any liability whatever to the Vendors to terminate this Agreement and (after the exercise of the Option) not to complete the purchase of the Shares by giving notice to that effect to the Vendors' or their Solicitors
7.6 If this Agreement is terminated pursuant to Clause 7.6 hereof by reason of any matter or thing arising or known to the Warrantors or any of them on or prior to the date of this Agreement the Vendors shall forthwith repay to the Purchaser the sum referred to in Clause 2.1 hereof
7.7 From Completion the Disclosure Letter shall be read and construed as if any further disclosure made in writing by the Vendors or the Warrantors to the Purchaser on or prior to Completion in respect of any matter or thing arising or known to the Warrantors or any of them after the date of this Agreement had been made on the date of this Agreement and for the avoidance of doubt the Purchaser shall be bound by such disclosure if it shall choose not to exercise any right to terminate this Agreement (and not to complete the purchase of the Shares) under Clause 7.6
7.9 The Purchaser undertakes with the Warrantors that if it receives any information in writing (save from its professional advisers) whereby the Warranties are not true and accurate in all material respects it will as soon as reasonably practicable provide the Warrantors with a copy of such information and subject thereto no information of which the Purchaser may have notice actual constructive or implied) other than that fairly and accurately disclosed in the Disclosure Letter shall prejudice any claim by the Purchaser under the Warranties or operate to reduce any amount recoverable by the Purchaser
7.10 The Warranties shall remain in full force and effect after Completion
7.11 Each of the Warranties shall be construed as a separate and independent warranty and shall not be limited by reference to any other
7.12 The Warrantors undertake that in the event of the Purchaser making any claim against the Warrantors in respect of the Warranties the Warrantors will not make any claim against the Company or any of its officers or employees in connection therewith (other than any such officer or employee who is named herein as a Vendor)
7.13 If the sale and purchase of the Shares is completed then in respect of any breach of any of the Warranties the Warrantors hereby agree with the Purchaser to pay to the Purchaser:
     7.13.1 the amount necessary to put the Company and each of the Subsidiaries into the position which would have existed if the Warranties had been true when given; and
     7.13.2 all reasonable costs and expenses incurred in connection therewith by the Company or each of the Subsidiaries
7.14 The liability of the Warrantors under this Agreement shall not be affected by the transfer of any of the Shares held by them at the date hereof

8.  LIMITATION ON WARRANTY LIABILITIES

8.1 Notwithstanding anything in this Agreement to the contrary the Warrantors shall not be liable for any claim or claims under the Indemnities or in respect of a breach of the Warranties by the Warrantors unless:
     8.1.1 written particulars thereof giving full details of the specific matters in respect of which such claim is made shall have been given to the Warrantors within a period of six years after Completion in respect of claims relating to the Indemnities and twelve months after Completion in respect of claims relating to the Warranties; and
     8.1.2 the amount of all claims brought in accordance with the foregoing shall exceed US$70,000 in aggregate in which event all of such amount shall be subject to such claims
     8.1.3   the amount of each individual claim exceeds $3,000
8.2 The maximum aggregate liability of the Warrantors in respect of all claims in relation to the Warranties and under the Indemnities (including any such claim made by the Company) shall not exceed a sum equal to the total consideration received under Clause 4 by the Warrantors and/or by any person to whom the Warrantors may have transferred any of the Shares pursuant to Clause 7.4.1
8.3 The total liability of each Warrantors shall not in any event exceed the amount of the consideration received under Clause 4 by that Warrantor and/or by any person to whom that Warrantor may have transferred any of the Shares pursuant to Clause 7.4.1
8.4 In the event that the liability of a Warrantor exceeds the amount of cash consideration received by that Warrantor under Clause
     4.2.1 and/or by any person to whom that Warrantor may have transferred any of the Shares pursuant to Clause 7.4.1 the balance shall be satisfied, at the election of the Warrantor, either in cash or by the transfer by the Warrantor to the Purchaser of that number of Consideration Shares as shall have a value equivalent to the value of the balance of the liability outstanding against that Warrantor on the basis that the value of each Consideration Share shall be deemed to be the Issue Price
8.5 Any sums expended by the Warrantors in satisfaction of any claim for breach of Warranty or a claim made under the Indemnities shall be deemed to be paid as a reduction in the Price
8.6 The Warranties are given subject to matters fairly and accurately disclosed in the Disclosure Letter
8.7 The Warrantors shall not be liable for any claim under the Indemnities or in respect of a breach of the Warranties
     8.7.1 where a claim is in respect of any liability for Taxation which arises out of the ordinary course of trading of the Company since the Accounts Date;
     8.7.2 which arises or to the extent that any such claim is increased as a result only of any increase in rates of Taxation or any other change in the law made after the date hereof with retrospective effect;
     8.7.3 where the claim would not have arisen but for a voluntary act or omission which could have been avoided made by the Purchaser or any of its subsidiaries or the Company after Completion otherwise than in the ordinary course of business and which the Purchaser ought reasonably to have been aware could give rise to a claim;
     8.7.4 where an amount payable in respect of a claim is increased by reason of the Purchaser or the Company failing after due warning to act in accordance with the written instructions or request of the Warrantors in respect of that claim to the extent of such increase;
     8.7.5 where the claim is in respect of stamp duty or stamp duty reserve tax on the transfer of the Shares to the Purchaser pursuant to this Agreement;
     8.7.6 where a claim would not have arisen but for any change in the accounting policy or practice of the Purchaser or the Company introduced or having effect after the Accounts Date;
     8.7.7 to the extent that the amount by which any provisions for Taxation (including deferred tax), bad or doubtful debts or contingent or other liabilities contained in the Accounts or the Management Accounts has proved at the date of the relevant claims to be in excess of the matter for which such provision was made; or
     8.7.8 to the extent that the amount by which any Taxation for which the Company is or may be liable to be assessed or accountable is reduced or extinguished as a result of the matter giving rise to such claim
     8.7.9 to the extent that a specific provision or reserve therefor has been made in the Accounts or the Management Accounts
8.8 If the Purchaser shall make a claim under this Agreement and under the Indemnities in respect of the same liability the Purchaser may not recover more than the full amount of such liability
8.9 Notification of claims by the Purchaser shall be made to the Warrantors as soon as reasonably practicable after the facts giving rise to any such claim come within the knowledge of the Purchaser and in any event in respect of a claim under the Indemnities no later than seven days from the date of receipt of any notice or other communication from the Inland Revenue by the Purchaser or the Company
8.10 The Purchaser shall procure that the Company shall observe the terms of this Clause as if it were a party hereto
8.11 Where the Purchaser or the Company has any claim against any third party in relation to any matter in respect of which there shall have been a breach or alleged breach of the Warranties or the Indemnities or where the Purchaser or the Company receives any claim from a third party which may result in the Purchaser having a claim against the Warrantors in respect of the Warranties or the Indemnities:-
     8.11.1 the Warrantors shall be entitled (subject to providing the Purchaser or the Company such security for costs as they shall reasonably require) to take any action and require the Purchaser and the Company to take any action they may reasonably request to prosecute or resist such claim as the case may be in the name of the Purchaser or the Company (as appropriate) but at the expense of the Warrantors and the Warrantors shall further be entitled at their own expense to have the conduct of any appeal dispute application for deferment and other forms of objection compromise or defence thereof and of any incidental negotiations and the Purchaser shall and shall procure that the Company shall give the Warrantors all co-operation access and assistance for the purpose of considering prosecuting or resisting as the case may be such claims as they may reasonably require
     8.11.2 The amount of any liability of the Warrantors shall be reduced by the amount recovered from the said third party in respect of the claim against it
8.12 In the event of the Warrantors or any of them having paid to the Purchaser an amount in respect of a claim under the Warranties or Indemnities and subsequent to the date of making such payment the Purchaser or the Company receives from a third party a sum which is directly referable to that payment then the Purchaser shall forthwith repay or procure the repayment by the Company to the relevant Warrantors of so much of the amount paid by the third party (less the reasonable costs of recovery of such sum, including any related liability to Taxation) as does not exceed the sum paid in cash by the Warrantors or any of them to the Purchaser
8.13 Where a breach of any of the Warranties or Indemnities shall be in respect of a matter where the Company shall be insured against any loss or damage arising therefrom, neither the Company nor the Purchaser shall make any claim against the Warrantors or any of them under the Warranties or Indemnities without first procuring that the Company shall make a claim against its insurers for compensation for such loss or damage suffered and thereafter any claim against the Warrantors shall be limited (in addition to all other limitations on the Warrantors' liability elsewhere referred to herein) to the amount by which the amount of the loss or damage suffered by the Purchaser or the Company as a result of such breach shall exceed the compensation paid by the said insurers to the Company or the Purchaser together with such amount as may be necessary to compensate the Purchaser for any increase in the costs of obtaining and/or maintaining insurance for the Company in consequence of such claim having been made. For the avoidance of doubt the provisions of this Clause 8.13 shall not preclude the Purchaser giving notice of any matters to which this Clause relates under Clause 8.1 hereof prior to such insurance claim being made or resolved
8.14 The Purchaser undertakes to retain or to procure the retention by the Company of all such books records accounts correspondence and other papers of the Company as are likely to be material in the context of the liability of the Warrantors under the Warranties or the Indemnities during the subsistence of the liability of the Warrantors under the Warranties or (as the case may be) the Indemnities
8.15 Any payments made to the Company in respect of the Indemnities shall be inclusive of Value Added Tax
8.16 If the Inland Revenue brings into charge to tax any sum paid to the Purchaser and/or the Company in respect of a breach of the Warranties or pursuant to a claim made under the Indemnities then the sum so paid shall be grossed up by such amount as is necessary to ensure that the amount of the sum so paid shall after deduction of any tax so chargeable equal the sum otherwise payable
8.17 If the Purchaser is entitled to make a claim in respect of any act event or default both under the Warranties and under the Indemnities the claim shall first be made under the Warranties and any amount payable to the Purchaser under the Indemnities shall be reduced to the extent of the claim

9.  REMEDIES

9.1 Save as expressly provided in this Agreement any breach by the Warrantors and/or the Vendors of any terms of this Agreement shall give rise only to an action for damages and shall not entitle the Purchasers to rescind this Agreement
9.2 The Purchaser may release or compromise the liability of any of the Vendors hereunder or grant to any of the Vendors time or other indulgence and it shall not thereby be under any obligation to make any such release compromise or grant in relation to the remaining Vendors
9.3 No failure to exercise and no delay in exercising on the part of any party to this Agreement any right or remedy in respect of any part of this Agreement or the Indemnities shall operate as a waiver of such rights or remedy nor shall a single or partial exercise of such rights or remedy prejudice the exercise of any other right or remedy

10 .  VENDORS' UNDERTAKINGS PENDING COMPLETION

From the exchange of this Agreement until Completion the Vendors shall exercise their powers as directors and/or shareholders of the Company so far as they are able to procure that the Company shall carry on its business in the normal and ordinary course and as a going concern and (without prejudice to the generality of the foregoing) in particular shall procure that the Company will:-
10.1 maintain its trade and trade connections;
10.2 maintain its policies of insurance;
10.3 not purchase or acquire nor sell or dispose of any asset otherwise than in the ordinary course of business;
     not enter into any agreement or other commitment otherwise than in the ordinary course of business; and
10.4 not declare or pay any dividend or other distribution nor pay or agree to pay any management fees (whether or not in the ordinary course of business) without the consent in writing of the Purchaser

11.  COMPLETION

11.1 In the event that the Condition is fulfilled Completion shall take place at the offices of the Purchaser's Solicitors 28 days after the date of service of the Notice (or on the next succeeding business day if Completion would not otherwise fall on a business day)
11.2 At Completion the Vendors shall procure the delivery to the Purchaser of:
     11.2.1 duly executed transfers in favour of the Purchaser or its nominee of all the Shares;
     11.2.2 the share certificates representing the Shares (or an express indemnity in a form satisfactory to the Purchaser in the case of any found to be missing);
     11.2.3 the Registration Rights Agreement in the agreed terms duly executed by the Vendors
     11.2.4 the Certificates of Incorporation Common Seals Minute Books Statutory Registers and Share Certificate Books of the Company each duly made up to date;
     11.2.5 the resignation of the Auditors containing the statement referred to in Section 394 CA 1985 confirming that there are no circumstances connected with their resignation which they consider should be brought to the notice of the members or creditors of the Company;
     11.2.6 duly executed transfers in favour of the Purchaser or its nominee of all the issued shares of each of the Subsidiaries not registered in the name of the Company;
     11.2.7 the share certificates representing the shares referred to in Clause 11.2.5 (or an indemnity in a form satisfactory to the Purchaser in the case of any found to be missing);
     11.2.8 the title deeds to the Properties which the Purchaser shall hold as agent for the Company
11.3 The Vendors shall procure that a Board meeting of the Company shall be held at which it shall be resolved that:-
     11.3.1 if so required by the Purchaser prior to Completion Alice Elizabeth Lyon shall resign her office as Secretary of the Company and William Ahern and Albert S Humphrey shall each resign their offices as Directors and each shall deliver to the Purchaser an acknowledgement executed as a deed in the agreed terms that he has no claim against the Company for loss of office
     11.3.2 such persons as the Purchaser shall nominate prior to Completion shall be appointed officers of the Company;
     11.3.3 the registered office of the Company shall be changed to such place as the Purchaser may nominate prior to Completion
     11.3.4 the transfers referred to in Clause 11.2.1 shall (subject only to the same being duly stamped) be approved for registration and that the Purchaser and its nominees (if any) be entered in the Company's Register of Members as the holders of the Shares;
     11.3.5 all authorities to the bankers of the Company shall be revoked or amended (as the Purchaser directs) and authority shall be given to such persons as the Purchaser may nominate to operate the Company's bank accounts; and
     11.3.6  the resignation of the Auditors shall be accepted
11.4 The Vendors shall procure that a board meeting of each of the Subsidiaries is held dealing with the matters specified in Clause
     11.3 as if references therein to "the "Company" were to the Subsidiary but on the basis that the reference in Clause 11.3.4 to Clause 11.2.1 were to Clause 11.2.5 (transfer of shares in the Subsidiaries)
11.5 Mr Miller shall enter into the Service Agreement
11.6 Upon completion of all the matters referred to in Clauses 11.2 to
     11.5 inclusive (failing which the Purchaser shall not be obliged to complete this Agreement) the Purchaser shall
     11.6.1 deliver to the Vendors' Solicitors (as agents for the Vendors) a banker's draft for US$780,000
     11.6.2 satisfy the balance of the Price by complying with the provisions of Clause 4.2.2 and by delivering share certificates duly issued and authorised fully paid and non-assessable and the receipt of the Vendors' Solicitors shall be a sufficient discharge to the Purchaser therefor

12.  LOANS AND UNPAID SHARES

12.1 At or before Completion the Vendors will discharge all
     indebtedness and pay all uncalled share capital due from the
     Vendors (or any firm company or business  in which any of the
     Vendors is interested) to the Company  (with the exception of any trade debts incurred in the ordinary course of business which shall be satisfied in accordance with the terms stated in the
     Disclosure Letter or if none are so stated within 30 days of invoice)
12.2 The Purchaser shall procure that at or before Completion all indebtedness due from the Company to the Vendors (full particulars whereof have been provided to the Purchaser in writing prior to the date hereof) shall be discharged (with the exception of any trade debts which will be dealt with in accordance with Clause
     12.1)
12.3 The Purchaser shall procure that within 30 days after Completion it shall lend to the Company on such terms as may be agreed between the Company and the Purchaser the sum of pounds sterling 300,000 by way of additional working capital

13.  RELEASES

13.1 The Vendors shall procure that prior to or at Completion the Company shall be released from all guarantees and indemnities given by it of which full details are set out in the Disclosure Letter in respect of obligations of the Vendors and pending such release the Vendors shall indemnify the Company against all liabilities in respect thereof
13.2 The Purchaser will use all reasonable endeavours to procure that with effect from Completion the Vendors shall be released from all guarantees and indemnities given by the Vendors in respect of obligations of the Company and of which full details have been notified to the Purchaser or the Purchaser's solicitors in writing prior to the date hereof and pending such release shall indemnify the Vendors against all liabilities in respect thereof
13.2 The Purchaser shall use all reasonable endeavours to procure that with effect from Completion Mr Miller is released from all liability to the Landlord of Units 21 and 22 Langston Priory Mews Kingham Oxfordshire under a lease dated 26 February 1991 made between Turngallant Limited (1) and the Company and Mr Miller (2) and pending such release shall indemnify Mr Miller against all liabilities in respect thereof

14.  RESTRICTIONS ON VENDORS

14.1.1 Mr Miller hereby undertakes and covenants with the Purchaser (for the benefit of the Purchaser and as trustee for the benefit of the Company and its successor in title to the business) that he shall not:-
     14.1.1 for a period of three years from Completion be directly or indirectly interested or concerned in or assist in carrying on any business undertaking company or firm carrying on business in (the United Kingdom) or any part thereof for the import and export and sale of herbs or any business which is otherwise competitive with any of the respective businesses carried on by the Company at the date hereof provided that nothing herein contained shall prevent him from:-
             (a) being the holder of or from being beneficially
                 interested in any class of securities in any company if such class of securities is listed and dealt in on the Stock Exchange or any other recognised investment exchange where Mr Miller (together with his spouse and children) neither holds nor is beneficially interested in more than a total of five per centum of any single class of the securities in that company
             (b) continuing to carry on or be interested or concerned
                 in any other business which is at the date hereof carried on by him or in which he is concerned or interested
     14.1.2 for a period of three years from Completion (other than on behalf of the Company) either on his own account or on behalf of any other person firm or company solicit orders or contracts for goods of similar type to those being manufactured or dealt in or for services similar to those being provided by the Company at the date hereof from any person firm or company who or which is at Completion or has been at any time within the twelve months prior to Completion a customer of or supplier to the Company; or
     14.1.3 for a period of three years from Completion either on his own account or on behalf of any other person firm or company solicit the employment for the purposes of a similar business to that carried on by the Company at Completion of any person who is at Completion or who has within the six months prior to Completion been an officer or employee of the Company (provided that the placement by Mr Miller of any advertisement for staff in any newspaper or magazine shall not of itself be treated as a breach of this Clause 14.1.3); or
     14.1.4 at any time hereafter in relation to a trade or business competitive or likely to be competitive with that carried on by the Company at Completion use or (insofar as he can reasonably do so) allow to be used (other than by the Company) any trade name used by the Company at Completion or any other name intended or likely to be confused therewith
14.2 William Ahern (in this Clause referred to as "Mr Ahern") hereby undertakes and covenants with the Purchaser (for the benefit of the Purchaser and as trustee for the benefit of the Company and its successor in title to the business) that he shall not for a period of one year from Completion (other than on behalf of the Company) either on his own account or on behalf of any other person firm or company solicit orders or contracts for goods of similar type to those being manufactured or dealt in or for services similar to those being provided by the Company at the date hereof from any person firm or company who or which is at Completion or has been at any time within the twelve months prior to Completion a customer of or supplier to the Company other than a customer in Italy, Spain or Portugal or a supplier who is listed in Schedule 9 and save in the case of suppliers, with the previous written consent of the Purchaser, such consent not to be unreasonably withheld or delayed
14.3 The Vendors hereby undertake and covenant with the Purchaser (for the benefit of the Purchaser and as trustee for the benefit of the Company and its successor in title to the business) that they shall not at any time hereafter make use of or disclose or divulge to any third party (other than as required by law or to his professional advisers) any information of a secret or confidential nature relating to any business of the Company save insofar as they may prove the same has become a matter of public knowledge (otherwise than by reason of a breach by any of them of this Clause)
14.4 The restrictions contained in Clause 14.1 Clause 14.2 and 14.3 have been carefully considered by the covenantors who accept that they are reasonable and necessary for the proper protection of the goodwill of the businesses of the Company and of the Purchaser but in the event that any such restriction shall be found to be unenforceable for whatever reason but would be valid if some part thereof were deleted or the period or area of application reduced such restriction shall apply with such modification as may be necessary to make it valid and effective and the remaining restrictions shall continue to bind the relevant covenantor

15.  FURTHER ASSURANCE

15.1 The Vendors shall do all necessary acts within their power for effectively vesting the Shares in the Purchaser or its nominees from Completion and shall each exercise their powers as directors and/or shareholders to procure the convening of all such meetings and the giving or passing of all such waivers and shall do or procure all such other acts and things as shall be necessary under CA 1985 or the Articles of Association of the Company or otherwise to give effect to the provisions of this Agreement
15.2 The Purchaser shall do all necessary acts within their power for effectively vesting the Consideration Shares in the Vendors or their nominees from Completion
15.3 In consideration of each of the other Vendors entering into this Agreement each of the Vendors hereby waives all rights of pre-emption which he may have (whether under the Company's Articles of Association or otherwise) in respect of the transfer to the Purchaser or its nominees of the Shares or any of them

16.  CONTINUING OBLIGATIONS AND ASSIGNMENTS

16.1 The Warranties and each of the obligations undertaken or given by the Warrantors and the Vendors respectively pursuant to this Agreement excluding any obligation fully performed at Completion shall continue in full force and effect notwithstanding Completion taking place and be binding on the estates and personal representatives of the Warrantors and the Vendors
16.2 If the Shares shall at any time be sold or transferred by the Purchaser to a Group Company of the Purchaser the benefit of each of the said obligations shall be assignable to the purchaser or transferee of the Shares and such purchaser or transferee shall be entitled to enforce each of the Warranties against the Warrantors and each of the obligations against the Vendors as if it were named herein as the Purchaser provided that on any such assignee ceasing to be a Group Company of the Purchaser the Purchaser shall procure that the benefit of the Warranties and the said obligations is assigned to the Purchaser or another Group Company of the Purchaser
16.3 Save as aforesaid none of the rights or obligations hereunder may be assigned or transferred to any other person without the consent of all the parties to this Agreement

17.  ANNOUNCEMENTS
No announcement concerning this sale and purchase or any ancillary matter shall be made before or after Completion by any party hereto other than as required by law without the prior written approval of the other parties (such approval not to be unreasonably withheld)

18.  COSTS

Each party hereto shall pay the costs and expenses incurred by him in connection with the entering into and completion of this Agreement

19.  NOTICES

19.1 Any notice or other document to be given hereunder shall be delivered or sent by first class post (or if outside the United Kingdom Air Mail) or telex or facsimile transmission to the party to be served at the party's registered office or last known address or such other address as the party shall notify in accordance herewith
19.2 Any notice or other communication given by or to any party in accordance with this Agreement may be given by or to that party's solicitors in accordance with the provisions of the preceding sub-clause of this Agreement
19.3 Any such notice or document shall be deemed to have been served if delivered at the time of delivery or if posted at the expiration of 48 hours (108 hours if sent to or from an address outside the United Kingdom) after the envelope containing the same shall have been put into the post or if sent by telex or facsimile transmission at the expiration of 12 hours after receipt of the same has been automatically acknowledged to the sender thereof and in proving such service it shall be sufficient to prove that delivery was made or that the envelope containing such notice or document was properly addressed and posted as a prepaid first class or air mail letter or that the telex or facsimile transmission was properly addressed and posted as a prepaid first class or air mail letter or that the telex or facsimile transmission was properly addressed and acknowledged as the case may be provided that a copy of such telex or facsimile transmission is delivered or sent by post in manner aforesaid within twenty four hours of such telex or facsimile being automatically acknowledged

20.  PROPER LAW

This Agreement shall be governed by and construed in accordance with English Law and the parties hereby submit to the non-exclusive jurisdiction of the English courts

21.  REGISTRATION

No provisions of this Agreement or any agreement or arrangement of which it forms part which is subject to registration (if such be the case) under the Restrictive Trade Practices Acts 1976 and 1977 shall take effect until the day after particulars of such agreement have been furnished to the Director General of Fair Trading pursuant to Section 24 of the Restrictive Trade Practices Act 1976 which (if necessary) the parties shall furnish within 3 months of the date hereof

22.   WHOLE AGREEMENT

This Agreement (together with the documents referred to in this Agreement) constitutes the whole agreement between the parties hereto, each of whom acknowledges that there are no representations, agreements, terms or conditions relating to the sale of the Sale Shares save as are contained in this Agreement or in any documents referred to in this Agreement and no variations to this Agreement shall be effective unless made in writing and signed by all the parties.

23.   COUNTERPARTS

This Agreement may be executed in any number of counterparts.

IN WITNESS whereof the parties to this Agreement have executed it under hand on or before the date first before written and have given authority to their respective Solicitors to date and deliver the same and (if appropriate) a duplicate or counterpart thereof such dating being conclusive proof of delivery on the date first before written


                                         SCHEDULE 1
                                       (The Vendors)


Name                    Address                  Number         Consider-
                                                    of           ation
                                                 Shares          US $


Robert Eric  Miller    Old Clock Cottage,         92,728         1,965,833.60
                       Swerford, Oxon,
                       OX7 4BQ


William Ahern          31 Rua Poco Novo           12,800           271,360.00
                       Cascais 2765
                       Portugal

Guendolin Crawford     The Old House,              7,000           148,400.00
Urquhart               Church Street,
                       Kingham Oxon OX76YA

Richard John Bruce     1 Fowler Road               1,000            21,200.00
                       Kingham Oxon OX76YU

Barbara Pamela Clark   Barn Cottage, 35              500            10,600.00
                       South Street
                       Middle Barton
                       Chipping Norton
                       Oxon OX7 7BU

Alexander Peter        109 Abingdon Road          15,000           318,000.00
Galitzine              London W8


Anabella Holliday      124 North Street,           1,500            31,800.00
                       Middle Barton Oxon
                       OX7 7DA

Albert S Humphrey      4030 Charlotte St            5,100          108,120.00
                       Kansas City,MO
                       64110, USA

Alice Elizabeth Lyon   Old Clock Cottage,          12,872          272,886.40
                       Swerford, Oxon,
                       OX7 4BQ

Susan Tyack            47 Hailey Avenue,              500           10,600.00
                       Chipping Norton,
                       Oxon OX7 5HG

Anne Wilkinson        Cedarhurst, Wyck             1,000           21,200.00
                       Beacon, Bourton on
                       the Water Glos
                       GL54 2NE
                                                   ----------    ---------------
                                                    150,000      3,180,000.00










                                         SCHEDULE 2
                                           PART 1
                                  (Details of the Company)




Registered Number                         2241037



Date of Incorporation                     6th April 1988



Registered Office                         Langston Priory Mews, Kingham
                                          Oxfordshire OX7 6UP


Directors                                 William Ahern
                                          Albert S Humphrey
                                          Robert Eric  Miller


Secretary                                 Alice Elizabeth Lyon

Accounting Reference Date                 31st March

Auditors                                  Leigh Carr of  27 Blandford
                                          Street London W1H 4EN


Bankers                                   Coutts & Co of 440 Strand
                                          London WC2R 0QS

VAT registration number                   GB 448 6730 19

Tax District and Reference                Oxford 2, Reference 185 11850
                                          26524




                               PART II
                    (Details of the Subsidiaries)


Name                                      :East West Herbs Pty Limited
Australian Company Number                 :066444148
Date of Incorporation                     :16 March 1995
Registered Office                         :Phipson Nominees Pty
                                           Limited, 10th Floor,
                                           National Mutual Centre, 15
                                           London Circuit, Canberra,
                                           Australian Capital Territory
                                           2601, Australia
Directors                                 :Alice A Elizabeth Lyon
                                           Robert Eric Miller
Auditors                                  :None
Bankers                                   :None
Authorised Share Capital                  :$10,000,000
Issued Share Capital                      :$2
Shareholders                              :Alice Elizabeth Lyon
                                           Robert Eric Miller
VAT Number                                :Not applicable
Tax District and Reference                :Not applicable


Name                                      :East West Herbs (USA) Limited
Employer Identification Number            :13 - 3846274
Date of Incorporation                     :13th February 1995
Registered Office                         :400 Madison Avenue, Suite 1005
                                           New York 10017
Directors                                 :Robert Miller and William Ahern
Secretary                                 :Anastacia White
Accounting Reference Date                 :
Auditors                                  :
Bankers                                   :Wells Fargo
Authorised Share Capital                  :$30
Issued Share Capital                      :$0.01
Shareholder                               :East West herbs Limited
VAT Number                                :N/A
Tax District and Reference                :N/A



                             SCHEDULE 3
                  (The Indemnities - Clause 7.1.1 )

1.     Tax

Any claim for Taxation or settlement of or any depletion in the value of the assets of the Company in connection with any claim for Taxation in respect of any act omission or event before Completion

2.       Penalties and Costs

All penalties imposed and costs and expenses incurred by the Company and the Purchaser or any of them in connection with any claim relating to the matters in paragraph 1 of this Schedule or any of them and in the event of the Purchaser becoming aware of any claim relevant for the purpose of this Schedule of which the Vendors may not be aware the Purchaser shall procure that notice thereof is given to the Vendors and as regards any relevant claim the Purchaser shall or shall procure that the Company at the request of the Vendors takes such action as the Vendors may reasonably require to avoid dispute resist appeal compromise or defend the claim and any adjudication in respect thereof but subject to the Purchaser being fully and effectually indemnified and secured by the Vendors against all losses (including any interest and additional taxation) costs damages and expenses which may be thereby incurred.



                             SCHEDULE 4
            (Warranties and Undertakings - Clause 7.1.2)

GENERALLY

1.      The Accounts

1.1  The Accounts:-
     1.1.1 show a true and fair view of the state of affairs profit and loss and assets and liabilities of the Company as at the Accounts Date and
     1.1.2 have been prepared in accordance with current accounting standards and practices; make proper provision for all actual and contingent liabilities including without limitation tax and bad or doubtful debts as at the Accounts Date
     1.1.3 are not affected by any extraordinary exceptional or non-recurring item
1.2 Since the Accounts Date there has been no material reduction in the net assets position of the Company as represented by the Accounts or in the share capital
1.3 The Company has at all times kept and maintained and will prior to the completion of this Agreement keep and maintain in accordance with the requirements of the Companies Act and good business practice and proper accounting principles and current standard accounting practices proper books of account and accounting records
1.4 All accounting information records documents books and papers relating to the business and affairs of the Company are and will remain until completion of this Agreement in the possession of the Company

2.   Management Accounts

True copies of the Management Accounts prepared by the Company in respect of the business carried on by the Company since the Accounts Date and annexed hereto have been prepared in accordance with generally accepted accounting principles and to the best of the Warrantors' knowledge and belief reflect the state of affairs of the business of the Company in all material respects and adequately disclose all assets and liabilities of the Company at the relevant balance sheet date to which they relate and apply bases and policies of accounting which have been consistently applied in the Accounts save that such Management Accounts have not been audited by the Auditors

3.   Business Plan

So far as the Warrantors are aware all facts stated in the Business Plan were as at its date and remain true and accurate in all material respects. All estimates, opinions and projections contained therein were as at such date and remain honestly made or held and fairly based upon facts which were and are within the knowledge of the Warrantors or which they reasonably believe to be true and were and are bona fide and reasonably arrived at on the basis of proper and reasonable assumptions and so far as the Warrantors are aware there were and are no other material facts the omission of which would or might make misleading any statement therein whether of fact or opinion or the disclosure of which could reasonably be expected to affect the decision of the Purchaser to enter into the Option Agreement.

4.       Assets

4.1 The method of valuing stock and work in progress and the basis of depreciation adopted by the Company in respect of each of the fixed assets of the Company shown in the Accounts and the Management Accounts was the same as that adopted in the balance sheets for the two financial years preceding the Accounts Date and the rate of depreciation shown in the Accounts and the Management
     Accounts for each such asset is sufficient to write down the value of such asset to nil not later than the end of its useful working life
4.2 The stock of raw materials packaging materials and finished goods now held are not excessive and are adequate in relation to the current trading requirements of the businesses of the Company and none of such stock is obsolete unusable or unmarketable in relation to the current business of the Company and no contracts are outstanding which are likely to result in the foregoing not being true
4.3 The stock-in-trade of the Company is in reasonably good condition and is capable of being sold by the Company in the ordinary course of its business in accordance with its current price list without rebate or allowance to a purchaser
4.4 The plant machinery equipment vehicles and other equipment used in connection with the business of the Company:
     4.4.1 are in a reasonably good and safe state of repair and condition and satisfactory working order and have been properly maintained
     4.4.2 are not expected to require replacements or additions at a cost in excess of pounds sterling 5,000 within twelve months from the date of this Agreement
4.5 All the stock-in-trade of the Company and those of its other assets and undertakings which are of an insurable nature are and have at all material times been insured in amounts representing their full replacement or reinstatement value against fire and other risks normally insured against by persons carrying on the same business as that carried on by the Company
4.6 The Company is now and has at all material times been adequately covered against accident damage injury third party loss (including product liability) loss of profits and other risks normally insured against by persons carrying on the same business as that carried on by the Company
4.7 All insurances are currently in full force and effect and nothing has been done or omitted to be done which could make any policy of insurance void or voidable or so far as the Warrantors are aware which is likely to result in an increase in premium
4.8 No claim is outstanding or may be made under any of the insurance policies and so far as the Warrantors are aware no circumstances exist which are likely to give rise to a claim

5.     Shares

5.1 No person has the right to call for the issue of any shares in the capital of the Company
5.2 None of the Shares is subject to any charge lien encumbrance option claim or title adverse to that of the Vendors and the Vendors have the complete interest right power and authority to sell and transfer the Shares
5.3 The Company has not repaid or agreed to repay or redeemed or agreed to redeem or capitalised or agreed to capitalise any shares and has not been engaged in any demerger within or as referred to in section 213 of the Taxes Act

6.      Title and Value of Assets

6.1 Neither the Company nor the Vendors have done or omitted to do or are aware of anything save as disclosed in the Disclosure Letter which would materially reduce the value of the assets of the Company or any of them as contained or referred to in the Accounts and the Management Accounts and
6.2 The Company has absolute title free from any adverse claim to such assets and does not have any assets subject to any lien charge claim encumbrance letting rental lease purchase hire purchase or other agreement other than those mentioned in Schedule 7 to this Agreement
6.3 All the assets of the Company are free from any defect except only fair wear and tear

7.     Contracts

7.1  An Agreement dated the 2nd November 1994 made between the Company
     (1) and Giovanni Maciocia C.Ac (Nanjing) (2) for the production and distribution of 36 herbal products is in full force and effect and the Company is not in default of any of the provisions thereof and the Warrantors know of no circumstance likely to give rise to such a default
7.2 The Company has not entered into any long term or abnormal contract or undertaken any obligations whatsoever except such as are usual and necessary in the ordinary and proper course of its business or except as hereinafter referred to or as are referred to in the Accounts or the Management Accounts

8.  Trading matters

8.1 The Company is not or has not agreed to become a member of any joint venture consortium partnership or other unincorporated association
8.2 There are no claims pending or threatened or so far as the Warrantors are aware capable of arising against the Company by an employee or workman or third party in respect of any accident or injury which are not fully covered by insurance
8.3  No power of attorney given by the Company is in force
8.4 Save for the Directors there are no outstanding authorities (express or implied) by which any person may enter into any contract or commitment to do anything on behalf of the Company
8.5 The Disclosure Letter contains accurate particulars of all subsisting contracts to which the Company is a party at the date of this Agreement
8.6 The Company is not or will not by reason simply of the lapse of time become in default in respect of any obligation or restriction binding upon it
8.7 So far as the Warrantors are aware the Company has not manufactured sold or supplied products which are or were or will become in any material respect faulty or defective or which do not comply in any material respect with any warranties or representations expressly or impliedly made by it or with all applicable regulations and standards in respect thereof
8.8 The Company is not subject to any liability or obligation (save as may be implied by law) to service repair maintain take back or otherwise do or not do anything in respect of any goods or products that have been or are hereafter delivered by it
8.9 The Company is not a party to nor has its profits or financial position during the three years prior to the date hereof been affected by any contract or arrangement which is not of an entirely arm's length nature
8.10 The Company is not a party to or subject to any agreement transaction obligation commitment understanding arrangement or liability which:-
     8.10.1 will require the Company to pay any commission finder's fees royalty or similar payment or
     8.10.2 in any way restricts the Company's freedom to carry on the whole or any part of its business in any part of the United Kingdom or elsewhere in such manner as it thinks fit
8.11 There are no arrangements and understandings (whether legally enforceable or not) between the Company and any person who is a director or shareholder or the beneficial owner of any interest in the Company

9.     Employees

9.1 There are no employees of the Company at the date hereof other than:-
     9.1.1 those whose main terms and conditions of employment are mentioned in Schedule 6, and
     9.1.2 casual workers at 3 Neal's Yard none of whom (so far as the Warrantors are aware) have been continuously employed by the Company for more than six months
9.2 Full particulars of all subsisting contracts of employment and service agreements and other terms and conditions and statements of employment have been disclosed to the Purchaser
9.3 There is not outstanding any claim in respect of dismissal or redundancy of any employee of the Company
9.4 There has not been any increase in any fees commission emoluments or payments paid or payable to any officer or servant or agent of the Company since the Accounts Date
9.5 The Company does not employ any person except only as disclosed as aforesaid and there are no consultancy agreements or arrangements with anyone

10.     Pension Scheme

The Company is not under any legal or moral liability or obligation or a party to any ex-gratia arrangement or promise to pay pensions gratuities superannuation allowances or the like or otherwise to provide 'relevant benefits' within the meaning of Taxes Act 1988 s 612 to or for any of its past or present officers or employees or their dependants; and there are no retirement benefit or pension or death benefit or similar schemes or arrangements in relation to or binding on the Company or to which the Company contributes

11.     Debts

11.1 The Company has no outstanding debts or liabilities (contingent or otherwise other than trade debts incurred in the ordinary course of business) contracts or engagements otherwise than as provided in the Accounts and/or the Management Accounts or disclosed to the Purchaser
11.2 There are no liabilities of the Company (including contingent liabilities) incurred since the date of the Management Accounts which are outstanding on the part of the Company in excess of $10,000

12.    Financial position

12.1 Save for such changes as have arisen in the ordinary course of business or by reason of fluctuations in market values of investments or changes in market conditions or disclosed in the Management Accounts the Vendors have no reason to believe that the aggregate trading results of the Company as disclosed in the Accounts have deteriorated since the Accounts Date
12.2 The Company does not have any estate or interest in land other than the Properties
12.3 So far as the Warrantors are aware and subject to the Company using reasonable endeavours therefor the debtors of the Company will meet their obligations in ordinary and due course within the terms of trade of the Company free from any counterclaim deduction or set-off
12.4 No expenditure has been incurred by the Company which will not be wholly deductible against corporation tax
12.5 The Company has at all times been a trading company
12.6 The Company has conducted its trade only in the United Kingdom
12.7 Save for the Subsidiaries the Company has not had at any time any subsidiary within the meaning of Section 736 of the Companies Act and has never been a member of any group of companies
12.8 The Company has not been entitled whether as legal or beneficial owner at any time to any shares in any other company
12.9 The purchase of the Company by the Purchaser will not so far as the Warrantors are aware cause any person who normally does business with the Vendor not to continue to do so on substantially the same basis as previously

13.      Capital transactions

The Company has not entered into any capital transactions involving more than $15,000 in aggregate except as provided in the Management Accounts or as expressly referred to in this Schedule or as disclosed to the Purchaser either as vendor or purchaser since the Accounts Date

14.      Returns, documents and legislation

All returns particulars resolutions and other documents statutorily required to be delivered by the Company to the Registrar compliance of Companies have been duly delivered to such Registrar and the Directors have kept all statutory registers minutes and records fully and effectually in accordance with the Companies Act and there are no omissions therefrom and there has not been any default in connection with any such documents or records so far as the Warrantors are aware and the Company has complied with all Acts of Parliament and legislation thereunder affecting the Company its employees assets and the business and is not in breach of any provision thereof

15.   Notices

There are no outstanding notices served on the Company materially and adversely affecting its assets or any of them

16.    Litigation

16.1 The Company is not engaged in any litigation industrial dispute or arbitration proceedings except as already disclosed and no proceedings or prosecutions are pending or threatened and so far as the Warrantors are aware there are no facts or matter (including but without limitation Completion) likely to give rise thereto and the Company is not in default in respect of any material obligation whether contractual statutory or municipal
16.2 The Company is not the subject of any investigation or enquiry pending or threatened nor has it given any agreement or undertaking in connection with any such matter as aforesaid and so far as the Warrantors are aware the Company is free to carry on the business without any restriction or adverse claim except only as applicable generally by statute and has so far as the Warrantors are aware obtained all licences consents permissions and agreements relevant to carrying on the business

17.      Tax returns

The Company will not submit a draft of any tax return or agree any tax computation or computation intended to be made or agreed with the Inland Revenue to the Purchaser before making or submitting the same as aforesaid and will not make any tax return after the date hereof without the consent in writing of the Purchaser

18.     Disclosures

The Vendors will forthwith disclose in writing to the Purchaser any matter which may arise and become known to them between the date hereof and Completion which is inconsistent with any of the warranties or indemnities contained or referred to in this Agreement and which is material to be known by a transferee for value of any share in the Company

TAXATION

19.     Provisions

19.1 Full provision or reserve has been made in the Accounts for all tax liable to be assessed on the Company or for which it is accountable in respect of income profits or gains earned accrued or received on or before the Accounts Date or any event giving rise to taxation on or before the Accounts Date including distributions made down to such date or provided for in the Accounts
19.2 Proper provision has been made in the Accounts for deferred taxation in accordance with current standard accounting practices and generally accepted accountancy principles
19.3 The Company has not at any time been engaged in any transaction the main or only purpose of which was the avoidance or reduction of any liability to tax or could lead to the cancellation of any tax advantage or could be claimed to be an artificial transaction for tax purposes
20.     Returns

The Company has properly and punctually made all returns (subject to paragraph 17 of this Schedule) and provided all information required for tax purposes since incorporation until the Accounts Date as to which there are no outstanding requirements from the Inland Revenue or other taxation authority and none of such returns is the subject of any back dating claim appeal or dispute by the Inland Revenue or any other authority concerned and the Vendors are not aware that any dispute is likely

21.      Payment of tax

The Company has duly and punctually paid all tax which it has become liable to pay and is not under any liability to make any reimbursement or indemnity in respect of any taxation or to pay any penalty or interest in connection with any claim for tax

22.    PAYE

The Company has properly operated the Pay As You Earn system deducting tax as required by law from all payments to or treated as made to employees and ex-employees of the Company prior to the date hereof and accounted to the Inland Revenue for all tax so deducted and all tax chargeable on benefits provided for persons employed at any time by the Company

23.     Payments under deduction

All payments by the Company to any person which as far the Warrantors are aware ought to have been made under deduction to tax have been so made and the Company has (if required by law so to do) accounted to the Inland Revenue for the tax so deducted

24.     Migration

The Company has not without the prior consent of the Treasury entered into any of the transactions specified in Section 765 of the Taxes Act or changed its residence whereby it is liable for any charge to tax or unrealised gains.

25.   Group income

25.1 Particulars of any elections made in respect of the Company under
     Section 47 of the Taxes Act have been disclosed to the Purchaser and any such elections are now in force
25.2 The Company has not paid any dividend without advance corporation tax or made any payment without deduction of income tax in the
     circumstances specified in sub-section   (4) of that Section

26.    Group relief

Particulars of any arrangement and agreements relating to group relief (as defined by the Taxes Act Section 402) to which the Company is or has been a party have been disclosed to the Purchaser and the Company has received all payments due to it under any such arrangement or agreement for surrender of group relief made by it and any claim for relief whether for any losses or otherwise or for any allowances as deductions or repayment has not been and will not be made by any company which was at any time or is the holding company of or connected with the Company pursuant to Sections 240 and 402 to 412 of the Taxes Act or otherwise without limitation so as to affect the Company

27.   Surrender of Advance  Corporation Tax

There has been disclosed to the Purchaser particulars of all arrangements and agreements to which the Company is or has been a party relating to the surrender of advance corporation tax made or received by the Company under Section 240 of the Taxes Act and:-
27.1 the Company has not paid nor is liable to pay for the benefit of any advance corporation tax which is or may become incapable of set-off against the Company's liability to corporation tax and
27.2 the Company has received all payments due to it under such arrangements or agreements for all surrenders of advance corporation tax made by it

28.     Shortfall

28.1 The Company is not a close investment holding company as defined by Section 13A of the Taxes Act
28.2 The Company has never received any intimation pursuant to paragraphs 13 to 17 in Schedule 19 to the Taxes Act that the Inland Revenue intends to make any apportionments for any accounting reference period ending on or before the date of the Accounts and any information and particulars supplied to the Inland Revenue under the said paragraphs were such as to make full and accurate disclosure of all facts and considerations material to be known by the Inland Revenue

29.     Base values

If each of the capital assets of the Company were disposed of for a consideration equal to the book value of that asset in or adopted for the purpose of the Accounts or the Management Accounts no liability to corporation tax on chargeable gains or balancing charge in connection with the Capital Allowances Act 1990 or Section 810(4)(b) of the Taxes Act would arise (and for this purpose there shall be disregarded any relief and allowances available to the Company other than amounts falling to be deducted from the considerations receivable under Section 38 of the Gains Tax Act and all capital allowances available to the Company have or will be made prior to the date hereof and there is no reason for any such allowances to be reduced postponed or disallowed

30.    Roll-over
The Company has not made any claim under Sections 152 to 161 of the Gains Tax Act and no such claim has been made by any other Company which affects or could affect the amount or value of the consideration for the acquisition of any asset by the Company taken into account in calculating liability to corporation tax on chargeable gains on a subsequent disposal

31.     Depreciatory transactions

No loss which might accrue on the disposal by the Company of any share in or security of any company is liable to be reduced by virtue of any depreciatory transaction within the meaning of Sections 280 and 281 of the Income and Corporation Taxes Act 1970 nor is any expenditure on any shares or security liable to be reduced under Section 125 of the Gains Tax Act

32.      Straightline growth and chargeable debts

No asset owned by the Company is subject to paragraphs 16 19 20 or 21 in Schedule 2 of the Gains Tax Act and no gain chargeable to corporation tax will accrue to the Company on the disposal of any debt owing to the Company not being a debt on a security

33.     Chargeable policies

The Company has not acquired benefits under any policy of assurance otherwise than as original beneficial owner

34.     Claims by the company

The Company has not made any claim under any of the following:-
34.1 Section 279 of the Gains Tax Act (assets situated outside the
     United Kingdom)
34.2 Section 280 of the Gains Tax Act (tax on chargeable gains payable by instalments)
34.3 Section 242 of the Taxes Act (surplus franked investment income)
34.4 Section 584 of the Taxes Act (unremittable income arising outside the United Kingdom)
34.5 Section 24 of the Gains Tax Act (assets of negligible value)
34.6 Section 48 of the Gains Tax Act (contingent consideration becoming irrecoverable)
and the Company has not made any claim for or received the benefit of any deduction reduction set-off exemption repayment allowance relief benefit or payment in respect of any tax under any statutory provision or other concession without limitation as to the statutory provisions or any of them mentioned in this Agreement which could or might be effectively withdrawn postponed restricted or otherwise lost as a result of any cost omission event or circumstances arising at any time after Completion and details of all claims for relief as to trading stock prior to the coming into operation of Section 48 of the Finance Act 1984 have been disclosed to the Purchaser

35.     Stamp duty

The Company has not obtained relief from Stamp Duty relief under
Section 55 of the Finance Act 1927 (reconstruction and amalgamations) or under Section 42 of the Finance Act 1930 (relief between associated companies) or under paragraph 10 of the 19th Schedule to the Finance Act 1973 or Sections 75 76 and 77 of the Finance Act 1986

36.     First business loans etc.

The Company has not expended or applied any sum liable to be regarded as income available for distribution pursuant to paragraphs 8 or 9 in
Schedule 19 to the Taxes Act and is not bound (contingently or otherwise) to expend or apply any such sum

37.     Tax losses carry forward

There has not been any major change in the business of and the Company within the meaning of Section 245 or 768 of the Taxes Act

38.     Gifts

38.1 The Company has not been engaged in any transaction not being at arm's length within Section 770 of the Taxes Act or Sections 125 or 282 of the Gains Tax Act and the Company is not liable to be assessed to corporation tax on chargeable gains or to capital transfer tax as donor or donee of any gift or transferor or transferee of value
38.2 The Company has not been a party to associated operations in relation to a transfer of value within the meaning of Section 268 of the Inheritance Tax Act 1984.
38.3 No asset owned by the Company is liable to be subject to any sale mortgage or charge by virtue of Section 212(l) of the Inheritance Tax Act 1984.
38.4 There are no circumstances which could give rise to any claim for estate duty payable by the Company

39.     Intra group transfer

The Company has not acquired any asset (past or present) from any other company then belonging to the same group of companies as the Company within the meaning of Section 272 of the Income and Corporation Taxes Act 1970 as applied in Section 347(5) of the Taxes Act

40.     Loans to participators

The Company has not and will not be deemed to have made any loan or advance to a participator or an associate of a participator so as to become liable to make any payment under Sections 419 or 422 of the Taxes Act

41.     Distributions

Subject as hereinafter provided no distribution within the meaning of Sections 209 to 211 or 254 of the Taxes Act has or is deemed to have been made by the Company except dividends shown in its audited accounts nor is the Company bound to make any such distribution provided always that in respect of any qualifying distribution made to the Company since the Accounts Date and prior to Completion the Company will be entitled to a full set-off of its corresponding payment of ACT under either Section 239(l) of the Taxes Act or Section 239(3) thereof insofar as there is no set-off under the said Section 239(l) or any such set-off is restricted

42.     Payment to employees

The Company has not made any payment to or provided any benefit for any officer or employee or ex-officer or ex-employee of the Company which is not allowable as a deduction in calculating the profits of the Company for taxation purposes and interest has not been paid to any director or other officer so as to result in any liability under
Section 187 of the Taxes Act

43.     National insurance etc.

The Company has paid all national insurance and graduated pension contributions for which it is liable and has kept proper books and records relating to the same

44.    Value added tax

The Company:-
44.1 has complied with all statutory provisions and regulations relating to Value Added Tax Act 1994 for which the Company is liable and has not been required to give any security therefor
44.2 is not and has not been for value added tax purposes a member of a group of companies

45.      Companies stamp duty

The Company has complied with the provisions of the Finance Act 1973 relating to stamp duty and has duly paid all stamp duty which it was liable to pay

AS TO THE PROPERTIES

46.     Title

46.1 The Company has a good and marketable title to each of the Properties free from all charges encumbrances wayleaves profits a prendre easements exceptions reservations options and adverse interests whatsoever and has not agreed to grant or create any such things as aforesaid save as disclosed in the Disclosure Letter
46.2 The information relating to the Properties contained in Schedule 5 is true and complete in all respects

47.  Leases

     47.1 The Company has taken all necessary action to secure the rights available to it in respect of the Properties under
          Part II of the Landlord & Tenant Act 1954
     47.2 The Company has paid the rent and observed and performed the covenants on the part of the tenant and the conditions contained in any leases (which expressions in this Clause 48 includes underleases) under which the Properties are held, and the last demand (or receipts for rent if issued) were unqualified, and all the leases are valid and in full force
     47.3 All licences, consents and approvals required from the landlords and any superior landlords under any leases of the Properties have been obtained and the covenants on the part of the tenant contained in the licences, consents and approvals have been duly performed and observed
     47.4 There are no rent reviews under the leases of the Properties held by the Company in progress
     47.5 No obligation necessary to comply with any notice or other requirement given by the landlord under any leases of the Properties is outstanding and unobserved or unperformed
     47.6 There is no obligation to reinstate any of the Properties by removing or dismantling any alteration made to it by the Company or any predecessor in title to the Company

48.      Compliance

Save as disclosed in the Disclosure Letter the Company and every person in possession or occupation with of the Properties has complied with all restrictions covenants restrictions agreements stipulations declarations and conditions affecting the Properties and every part thereof and the Company is not aware of any breach thereof

49.     Possession

The Company has not at any time agreed to part with any estate or interest or the possession of the Properties or any part thereof and there are no subsisting claims thereto or any notices affecting the same with which the Company has not complied and on Completion the Company will have vacant possession of the whole of the Properties save as disclosed in the Disclosure Letter

50.     Registration of title

The title to the Properties are not registered at HM Land Registry

51.    Outgoings

The Properties are not subject to any outgoings monetary claims charges or liabilities other than non-domestic business and water rates except as disclosed to the Purchaser

52.     User

52.1 The use of each of the Properties is the permitted use under the Town and Country Planning Act 1990 as amended
52.2 Planning Permission has been obtained or is deemed to have been granted for the purpose of the Town and Country Planning Act 1990 as amended with respect to the development of the Properties and no permission has been suspended or called in and no application for planning permission is awaiting decision
52.3 The Company has complied and is complying with
     52.3.1 all permissions orders and regulations applicable to the Properties
     52.3.2 all agreements under Section 106 of the Town and Country Planning Act 1990
52.4 Consent has been obtained under the Building Regulations for all works alterations and improvements to the Properties
52.5 All fire regulations local and other bye laws and Section 38 of the Highways Act 1980 and the Public Health Acts the Factory Acts and the Offices Shops and Railway Premises Act 1963 have been fully complied with

52.6 So far as the Warrantors are aware, the Company has complied with, and the Warrantors are aware of no previous breach of, any legislation and common law relating to environmental matters, including (but without limitation):
     52.6.1 waste;
     52.6.2 contaminated land;
     52.6.3 discharges to (i) land (ii) ground and surface water and
            (iii) sewers;
     52.6.4 emissions to air;
     52.6.5 noise;
     52.6.6 dangerous, hazardous or toxic substances and materials;
     52.6.7 nuisance;
     52.6.8 health and safety;
     and the Warrantors are not aware of any actions, claims or proceedings nor have they any other reason to believe that the Company has any liability in relation to such matters.

53.     Listing

There are no buildings on the Properties or any part thereof which are listed as being of special historic or architectural importance and none of the Properties are located in a Conservation Area or subject to any rights of common or affected by any past or present mining operations

54.     Utilities

The buildings and other structures on the Properties are supplied with gas water electricity and drainage directly to or into mains as the case may be without crossing any land other than the Properties and so far as the Warrantors are aware the buildings and all other structures on the Properties do not include any high alumina cement blue asbestos calcium chloride accelerator wood wool slabs used as permanent shuttering or other poisonous or noxious or harmful or deleterious material

55.     Other property

The Company has never been a tenant or licensee of any property whatsoever or held any interest under any lease or assignment thereof of an estate or interest in land


                                      SCHEDULE 5
                                      (The Properties)







Premises          Date of      Term        Current        Next           Current       Insurance     Repairs
                  Lease                     Rent          Rent           Service
                                            (pounds       Reviews          Charge
                                             sterling)


(1)  Units 21     26.2.1991    11 years                  1.12.1993 and   As defined     Landlord     Tenant
     & 22                      from                      every third     in Lease       insures      repairs
     Langston                  1.12.1989                 anniversary     (none          Tenant       interior and
     Priory Mews                                         thereof         demanded)      reimburses   service charge
     Kingham                                                                                         in respect of
     Oxfordshire                                                                                     external parts


(2)  Unit 25      27.4.1995    from         3,000 pa    1.12.1996 and   as defined     Landlord
     and Units                 27.4.1995 to (Unit 25)    1.12.1999       in lease       insures
     7 - 10                    30.11.2000   6,000 pa                    (none          Tenant
     Langston                               (Units 7-                    demanded)      reimburses
     Priory Mews                             10)
     Kingham
     Oxfordshire

(3)  3 Neal's     31.5.1994    3 years from              none            1,000 per
     Yard                      13 September                              annum
     London WC2                1992






                                        SCHEDULE 6
                                        (Employees)


                                              Date
Name/Location               Date of          Employ-         Annual            Benefits
                            Birth/Age         ment           Salary
                                             Commenced       (British
                                                              pounds)
Langston Priory Mews

Robert Eric Miller         29.09.50        06.04.88          72,000

William Ahern              21.05.57        18.07.94          3,600

Albert Humphrey            02.02.26        18.07.94          Nil

Susan Tyack                16.06.65        05.05.87          11,115

Philip Howells             20.03.64        02.01.88          11,115

Anabella Holliday          09.10.47        01.08.90           8,951.28

Paul Sparling              18.03.54        10.09.90           9,590.88

Bruce Rowland              20.05.39        08.04.91          11,115

Richard Bruce              06.11.90        16.09.91           8,268

Reg Thomas                 10.08.55        21.09.92           8,268

Sheila Salmon              06.01.50        02.01.90          11,368.50

Margaret Millard           19.04.43        23.06.88           4,694.52

Shouming Zhong             18.10.43        05.12.91          19,848            27 per week travel allowance

Yu Hongwen                 23.05.53        24.08.92          15,714            27 per week travel allowance

Alice Elizabeth Lyon       19.07.63        05.01.94          15,900


3 Neal's Yard


Yu Qin Shen                53              21.02.92           12,987            36 per week travel allowance

Andrew Gordon              26              05.01.94           12,250

Lucy Leon                                  04.01.94            4.24 per hour

Peter Fulcher              30              06.07.94            4.24per hour

Annalise Garrett           23              21.08.94            4.24per  hour*

Yu Zhong                   25              19.08.94            6.25 per hour


6400 Hollis Street, Suite 14


Anastacia White            43              09.95                 $42,984

Jonah Chaffee              25              09.95                 $21,000

Andrew Miller              24              01.96                 $21,000

* or  6.25 per hour if working on the second floor of the shop






                                         SCHEDULE 7
                            (Leasing/Hiring and other Agreements)


 Date of                                  Vehicle/              Rental
Agreement         Owner/Lessor            Equipment             (exclusive of
                                                                  VAT)

28.06.94          Neopost Limited         Scare and              353.60 per
                                          Equipment              quarter

17.01.95          Anglo Leasing plc       Sharp Copier SF2022     513.43 per
                                          plus equipment          quarter


05.01.96          Pallas Services         Sharp Copier SF2022      1,776.81 per
                  Limited                 plus equipment and       quarter
                                          bin sorter


27.01.95          Pallas Services         Sharp Fax F04800         357 per
                  Limited                                          quarter



24.04.95          Anglo Leasing plc       Bin Sorter               77.82 per
                                                                   quarter


09.02.94          GE Capital Motor        Subaru Inipreza          266.63 /month
                  Finance Limited         Reg. No. L669 TKV        including VAT


01.12.94          United Dominions        Subaru Legacy            381.28 /month
                  Trust Limited           Reg. No. M496 6HP        including VAT








                                         SCHEDULE 8
                              (Documents in The Agreed Terms)


                       1.        Disclosure Letter
                       2.        Service Agreement
                       3.        Resignations
                       4.        Deed of Adherence
                       5.        Registration Rights Agreement





                                         SCHEDULE 9
                  (List of Suppliers with whom William Ahern deals direct)


              Supplier                Goods Supplied

          Helio Medical Supplies   Acupuncture Needles
          Gourmet Mushrooms        Medicinal Mushrooms
          Mycoherb                 Medicinal Mushrooms
          Evergreen Inc            Red Algae






SIGNED as a deed and DELIVERED           )
                                         )
by the said ROBERT ERIC  MILLER          )
                                         )
in the presence of                       )







SIGNED as a deed and DELIVERED           )
                                         )
by the said WILLIAM AHERN                )
                                         )
in the presence of                       )






SIGNED as a deed and DELIVERED           )
                                         )
by the said GUENDOLIN CRAWFORD           )
                                         )
URQUHART in the presence of              )








SIGNED as a deed and DELIVERED           )
                                         )
by the said RICHARD JOHN BUNCE           )
                                         )
in the presence of                       )







SIGNED as a deed and DELIVERED           )
                                         )
by the said BARBARA PAMELA CLARK         )
                                         )
in the presence of                       )







SIGNED  as a deed and DELIVERED          )
                                         )
by the said ALEXANDER PETER              )
                                         )
GALITZINE in the presence of             )







SIGNED  as a deed and DELIVERED          )
                                         )
by the said ANABELLA HOLLIDAY            )
                                         )
in the presence of                       )







SIGNED  as a deed and DELIVERED          )
                                         )
by the said ALBERT S                     )
                                         )
HUMPHREY in the presence of              )








SIGNED  as a deed and DELIVERED          )
                                         )
by the said ALICE ELIZABETH LYON         )
                                         )
in the presence of                       )







SIGNED  as a deed and DELIVERED          )
                                         )
by the said SUSAN TYACK                  )
                                         )
in the presence of                       )







SIGNED as a deed and DELIVERED           )
                                         )
by the said ANNE WILKINSON               )
                                         )
in the presence of                       )




THE COMMON SEAL of EAST WEST             )
                                         )
HERBS LIMITED                            )
                                         )
was hereunto affixed in the              )
                                         )
presence of:-                            )

                                  Director

                                 Secretary





EXECUTED as a Deed by  PARACELSIAN       )
                                         )
INCORPORATED                             )
                                         )
acting by its President and Vice-President )